Filed Pursuant to Rule 433
Registration Statement No. 333-291270

March 5, 2026

Global Payments Inc.

$500,000,000 4.550% Senior Notes due 2028
$500,000,000 5.400% Senior Notes due 2033

Pricing Term Sheet

Issuer:	Global Payments Inc.

Format:	SEC Registered

Trade Date:	March 5, 2026

Settlement Date (T+5):	March 12, 2026

Joint Book-Running Managers:	Barclays Capital Inc.
BofA Securities, Inc.
J.P. Morgan Securities LLC
CapitalOne Securities, Inc.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
PNC Capital Markets LLC
TD Securities (USA) LLC
Truist Securities, Inc.
Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp.
CIBC World Markets Corp.
Citizens JMP Securities, LLC
Fifth Third Securities, Inc.
U.S. Bancorp Investments, Inc.
CaixaBank, S.A.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
Regions Securities LLC
Synovus Securities, Inc.

Terms Applicable to
$500,000,000 4.550% Senior Notes due 2028

Principal Amount:	$500,000,000
Maturity Date:	March 15, 2028
Interest Payment Dates:	March 15 and September 15 of each year, beginning September 15, 2026
Benchmark Treasury:	3.375% UST due February 29, 2028
Benchmark Treasury Price / Yield:	99-19 / 3.589%

Spread to Benchmark Treasury:	T+98 bps
Yield to Maturity:	4.569%
Coupon:	4.550%
Price to Public:	99.964% of the principal amount
Optional Redemption:	Prior to March 15, 2028, make-whole call as set forth in the preliminary prospectus supplement (T+15 bps).
Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.
Proceeds (before expenses):	$499,820,000
CUSIP / ISIN:	37940XBA9 / US37940XBA90

Terms Applicable to
$500,000,000 5.400% Senior Notes due 2033

Principal Amount:	$500,000,000
Maturity Date:	March 15, 2033
Interest Payment Dates:	March 15 and September 15 of each year, beginning September 15, 2026
Benchmark Treasury:	3.750% UST due February 28, 2033
Benchmark Treasury Price / Yield:	98-31 ¼ / 3.919%
Spread to Benchmark Treasury:	T+150 bps
Yield to Maturity:	5.419%
Coupon:	5.400%
Price to Public:	99.890% of the principal amount
Optional Redemption:	Prior to January 15, 2033, make-whole call as set forth in the preliminary prospectus supplement (T+25 bps).
On or after January 15, 2033, at 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date as set forth in the preliminary prospectus supplement.
Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.
Proceeds (before expenses):	$499,450,000
CUSIP / ISIN:	37940XBB7 / US37940XBB73

The Issuer has filed a Registration Statement (including a prospectus) (File No. 333-291270) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement for the offering to which this communication relates and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by contacting: Barclays Capital Inc. (toll-free telephone number: (888) 603-5847); BofA Securities, Inc. (telephone number: (800) 294-1322); and J.P. Morgan Securities LLC (telephone number: (212) 834-4533). You are advised to obtain a copy of the prospectus and related prospectus supplement for the offering to which this communication relates and to carefully review the information contained or incorporated by reference therein before making any investment decision.

The Issuer expect to deliver the notes against payment for the notes on or about March 12, 2026, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes prior to the business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.